Exhibit 16.1



Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549


We have been furnished with a copy of the response to item 4.01 of Form 8-K for the event that occurred on February 9, 2005, to be filed by our former client, GraphOn Corporation. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,


/x/ BDO Seidman, LLP
BDO Seidman, LLP

San Jose, California
February 10, 2005